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                                                                       EXHIBIT C



                    DEBT PURCHASE AND INTERCREDITOR AGREEMENT


                  AGREEMENT dated as of the 24 day of December, 1997 by and among HONG J. HAN ("Han") an individual residing at 12 Timber Line Drive, Alpine, New Jersey 07620, VASILIKI DELLA PASVANTIDOU ROUNICK, as Executrix of the Estate of Herbert Rounick ("Rounick") an individual residing at 15 West 53rd Street, New York, New York 10019 and THE HE-RO GROUP, INC. ("HE-RO") a New York Corporation having its chief executive office and principal place of business at 550 Seventh Avenue, New York, New York 10016.

                                    PREAMBLES

                  WHEREAS, He-Ro is a wholly owned subsidiary of The He-Ro Group, Ltd. ("He-Ro Ltd.").

                  WHEREAS, He-Ro and certain of its affiliates were indebted to Herbert Rounick;

                  WHEREAS, Herbert Rounick is now deceased and Rounick, as the executrix of the estate of Herbert Rounick, became the holder and owner of the indebtedness of He-Ro and its affiliates to Herbert Rounick;

                  WHEREAS, He-Ro and certain of its affiliates are further indebted to Rounick for death benefits upon the death of Herbert Rounick and for additional sums loaned to He-Ro by the Estate of Herbert Rounick pursuant to various agreements, documents, notes and other instruments;

                  WHEREAS, all indebtedness to Rounick described above has been assumed by He-Ro to the extent He-Ro was not otherwise already liable therefor;

                  WHEREAS, said indebtedness is now evidenced by three notes all dated May 31, 1995 in the aggregate principal amount of $5,296,000 copies of which are annexed hereto collectively as Exhibit A (collectively the "Original Notes"); and

                  WHEREAS, each of said Original Notes has been guaranteed by HeRo Ltd. and all of He-Ro Ltd.'s subsidiaries (except He-Ro) (collectively, the "Original Guarantors") pursuant to a guaranty, a copy of which is annexed hereto as Exhibit B (the "Guaranty");

                  WHEREAS, Han has made an offer to buy a portion of the indebtedness evidenced by the Original Notes and Rounick is willing to sell said indebtedness to Han on the terms and conditions set forth herein;
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                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. PURCHASE AND SALE. (a) Rounick hereby sells, transfers, conveys and assigns to Han all of the indebtedness evidenced by the Original Notes, except for indebtedness in the principal amount of $1,000,000 which will be retained by Rounick, in consideration of a purchase price of $500,000. Said purchase price is being paid by Han by wire transfer contemporaneously with the execution and delivery hereof and Rounick hereby acknowledges receipt thereof. Said Purchase price is allocated $1.00 to the Original Note in the principal amount of $1,000,000, $1.00 to the Original Note in the principal amount of $1,500,000 and the balance to the third Original Note in the principal amount of $2,796,000.

                  (b)  To effectuate said sale, contemporaneously herewith,

                  (i) Rounick is surrendering the Notes to He-Ro with instructions to issue two new notes in the form of Exhibit C annexed hereto, which is substantially the same as the form of the Original Notes. The replacement note issued to Rounick shall be in the original principal amount of $1,000,000 plus a pro rata portion of the accrued interest outstanding as of the date hereof as set forth in Section 2 below while the replacement note issued to Han shall be in the original principal amount of $4,296,000 plus a pro rata portion of the accrued interest outstanding as of the date hereof as set forth in Section 2 below (collectively, the "Replacement Notes"). Said Replacement Notes shall bear interest at a per annum rate of 9.278% which the parties agree represents a blended rate of the varying interest rates applicable to the three Original Notes; and

                  (ii) He-Ro is issuing the Replacement Notes and is causing each of the Original Guarantors to confirm the continued effectiveness of their existing Guaranty of the Original Notes by executing and delivering to Han and Rounick a new guaranty in the form of Exhibit D annexed hereto which is in substantially the same form as the existing Guaranty. In addition, He-Ro Ltd. is causing each of its new subsidiaries as of the date hereof (Nah-Nah Collection Inc., N.N.C.S. LLC and NNCS-NJ LLC) to join the new guaranty (all of which, together with the Original Guarantors, are referred to as the "Current Guarantors").

                  2. CERTAIN REPRESENTATIONS AND COVENANTS. He-Ro and Rounick hereby represent and warrant to Han that the entire principal amount of the Original Notes remains outstanding as of date hereof, that $1,364,801 in interest has accrued and is outstanding as of November 30, 1997 with respect to the Original Notes and that none of He-Ro nor any of the Original Guarantors has any offsets, defenses or counterclaims of any kind, nature or description with respect to the outstanding obligations pursuant to the Original Notes which are being evidenced by the Replacement Notes.


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                  3. PARI PASSU TREATMENT. (a) Han and Rounick agree that their respective Replacement Notes shall be pari passu and that neither shall have any priority over or be subject to or subordinate to the other except to the extent otherwise specifically provided for herein. In furtherance of and without limiting the generality of the foregoing, Han and Rounick hereby agree that:

                  (i) in the event either receives a payment with respect to his/her Replacement Note, whether with respect to interest or principal, the holder of the other Replacement Note shall be entitled to a pro rata share thereof to the extent that such other holder did not receive a pro rata payment. Each of Han and Rounick shall notify the other within ten days of their receipt of any payment on their respective Replacement Notes unless such payment is accompanied by evidence that a pro rata payment has been sent to the other holder. The recipient shall pay a pro rata portion of the payment received to the other holder within ten days of any demand from the other holder which demand shall certify that the other holder did not receive its pro rata share from He-Ro.

                  (ii) if either holder is requested or required to disgorge all or any portion of any payment which he or she may have received from He-Ro or any Current Guarantor regarding their Replacement Note, whether pursuant to or in connection with a bankruptcy or insolvency proceeding of He-Ro or any Current Guarantor or otherwise, the other holder shall be liable for his/her pro rata share of such disgorged payment and shall make such payment within ten days of demand therefore which demand shall include evidence of the disgorged payment.

                  (iii) neither Han nor Rounick shall demand or accept any collateral for their respective Replacement Note unless such collateral is granted to both Han and Rounick on the same terms and conditions.

                  (b) Notwithstanding the foregoing, Rounick agrees not to take any action to collect, enforce, convert or otherwise deal with her Replacement Note unless either (i) Han has taken such action (in which event, Rounick may take such action but only to the same extent and on the same terms as Han) or
(ii) Han otherwise consents in writing, except that Rounick may take any action against Han, He-Ro or any Current Guarantor necessary to enforce her rights to pari passu treatment hereunder without complying with the foregoing. Further, Rounick agrees that if Han agrees to an amendment to, supplement of or restatement of any of the terms or provisions of his Replacement Note, Rounick's Replacement Note shall automatically be amended or supplemented on the same terms and conditions without the necessity of Rounick's consent thereto, provided, however, that Han shall not reduce the interest rate or change the pari passu provisions set forth herein or in Rounick's Replacement Note. Rounick hereby agrees to cooperate with Han and He-Ro to effectuate any such amendment or supplement and further appoints Han as her attorney in fact (which appointment, being coupled with an interest, is irrevocable) in


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order to execute and deliver any and all documents, agreements or instruments and/or to take any other action reasonably necessary or desirable in order to more fully give effect thereto.

                  (c) If He-Ro Ltd. either (i) is no longer a Reporting Company under Sections 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, or (ii) has failed to timely file any of its quarterly or annual reports to the Securities and Exchange Commission, then commencing thirty (30) days thereafter, Rounick and her duly authorized representatives may, at Rounick's expense, during regular business hours and on reasonable advance notice during the term of this Agreement, audit He-Ro's and its parent's and affiliates' books of account, financial statements and records and examine such other documents and materials relating to the subject matter and terms of this Agreement. Such rights shall cease at such time, if any, as He-Ro Ltd. once again becomes a Reporting Company or becomes current in the filing of its quarterly or annual reports. Rounick and her representatives shall use best efforts to keep strictly confidential all proprietary and confidential information of He-Ro, its affiliates and parent, which is furnished to Rounick or obtained by Rounick or her agents in connection with her examination and her audit. If any such audit discloses that He-Ro's payments to Rounick hereunder were less than the amount which should have been paid to her, He-Ro promptly shall reimburse Rounick for the expense of the audit and pay to her the amount of the shortfall or, as the case may be, Han shall promptly pay Rounick her pro rata portion, each with interest in accordance with the terms of the Replacement Note, if not already paid, accruing from the time payment should have been received under the terms of this Agreement to the date payment is received by Rounick, and each in accordance with Section 3 of this Agreement.

                  (d) Han and Rounick acknowledge that the Replacement Notes are subordinated to the obligations of He-Ro and certain of its affiliates to Heller Financial, Inc. ("Heller") (which is providing a new senior loan facility to He-Ro and certain affiliates) as more particularly set forth in the Subordination Agreement of even date among the parties hereto and Heller. Upon written request of either Han or Rounick, He-Ro shall promptly advise both Han and Rounick, in writing, as to the availability and outstanding balance of loans under the Heller facility, (with a break down of advances and availability for accounts, for inventory and for the "supplemental" advances) and whether a payment of interest on the Replacement Notes could be made as of the date set forth in the written request without violating the terms of the Subordination Agreement as in effect from time to time.

                  (e) Notwithstanding anything to the contrary set forth herein or in the Replacement Notes, no payment of accrued interest shall be made during the "clean up" period relating to the "supplemental" advances set forth in the documents evidencing the Heller facility.


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                  4. CERTAIN INDEMNIFICATION MATTERS. Reference is hereby made to that certain Indemnification Agreement dated as of October 16, 1997, by and between Han and Rounick (the "Indemnification Agreement"). Notwithstanding any other provision contained herein, Rounick hereby acknowledges that her Replacement Note may not be reduced below the principal amount of $500,000 until the expiration (the "Expiration Date") of the applicable statute(s) of limitations (including any extensions as a result of tolling or otherwise) relating to the claims that are subject to Rounick's indemnification obligation under the Indemnification Agreement, or until such time as all pending claims (as described in the Indemnification Agreement) that are asserted in actions commenced prior to the Expiration Date are settled and fully and indefeasibly paid. During any period in which any such claims are pending, if Han converts a portion of his Replacement Note into common stock of He-Ro Ltd., Rounick may convert a pro rata portion of her Replacement Note, provided that, if as a result of such pro rata conversion, the amount of her Replacement Note falls below $500,000, then that amount of common stock of He-Ro Ltd. issued upon the conversion equal in value to the difference between $500,000 and the dollar amount of her Replacement Note after such conversion, shall be substituted for the converted debt as recourse under the Indemnification Agreement.

                  5. NOTICES. Any notice or demand to be given hereunder shall be sent to a party at its/his/her address set forth above or to such other address as such party may designate by notice given in accordance with the provisions hereof. Each notice must be in writing and must be sent by hand delivery, by nationally recognized overnight courier or by certified mail, return receipt requested. Notices shall be effective upon receipt or refusal. Any notice to be given by a party hereto may be given by any representative of such party including its/his/her counsel.

                  6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall be for the benefit of the parties hereto and any subsequent transferees or holders of the Replacement Notes except that Rounick may not sell, transfer or assign all or any part of her Replacement Note without first offering the same to Han on the same terms and conditions (Han shall respond within ten days of receipt of any notice from Rounick setting forth a proposed transfer and the terms and conditions thereof) provided however that all or a part of Rounick's Replacement Note may be transferred without consideration to a member of Rounick's immediate family, to a company entirely owned or controlled by Rounick or pursuant to the terms of her last will and testament (a "Rounick Affiliate"). Han's right to acquire any part of Rounick's Replacement Note as set forth above shall apply to the proposed further sale, transfer or assignment of any part of the Rounick Replacement Note by a Rounick Affiliate.

                  7. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of law. The parties hereby submit to the jurisdiction of any


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State or Federal Court in New York County with respect to any dispute arising out of relating hereto and waive any right they may have to a trial by jury in connection with any dispute arising out of or in connection herewith. The parties shall be entitled to collect attorneys fees and other costs and expenses incurred in enforcing their rights and remedies hereunder. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral, with respect thereto. This Agreement cannot be amended nor can any of the terms or provisions hereof be waived, except in a writing signed by the party effected thereto.

                  [Remainder of page intentionally left blank]


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                  IN WITNESS WHEREOF, this Debt Purchase and Intercreditor
Agreement has been executed and delivered as of the date first above written.



                              /s/ HONG J. HAN
                              ----------------------------------------
                              HONG J. HAN



                              /s/ VASILIKI DELLA PASVANTIDOU ROUNICK
                              ------------------------------------------
                              VASILIKI DELLA PASVANTIDOU ROUNICK,
                              AS EXECUTRIX OF THE ESTATE OF HERBERT ROUNICK

                              THE HE-RO GROUP INC.


                              By:  /s/ SAM KAPLAN
                                   -----------------------------------
                                   Sam Kaplan
                                   Title: Vice President


Exhibits

Exhibit A:                 Existing Consolidated Note
Exhibit B:                 Existing Guaranty
Exhibit C:                 Form of Replacement Notes
Exhibit D:                 Form of (Replacement) Guaranty


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